Exhibit 99.1

LANTRONIX EXPECTS RECORD FOURTH QUARTER FISCAL 2006 REVENUES DRIVEN BY YEAR-OVER-YEAR
DEVICE NETWORKING GROWTH OF 21%

Profitability and Positive Cash Results Expected for Fourth Fiscal Quarter Ended June 30, 2006
Fiscal Year 2006 Revenues Expected to be approximately $52 Million

IRVINE, Calif., July 25, 2006 -- Lantronix, Inc. (NasdaqSC:LTRX), a leader in device networking and data center management technologies, today announced that it expects record revenues of approximately $13.7 million for the fourth fiscal quarter ended June 30, 2006, an increase of approximately 12% from the fourth fiscal quarter of 2005, and the highest quarterly revenue in four years.

The Company expects to report record device networking sales of approximately $9.5 million for the fourth fiscal quarter of 2006, up 21% from the same quarter in the previous fiscal year. IT Management revenues are expected to be approximately $3.0 million for the fourth fiscal quarter of 2006, an increase of 1% over the same period last year. Non-core revenues are expected to be down approximately 15% compared to the fourth fiscal quarter of fiscal 2005.

Lantronix expects to report positive cash flow for the fourth fiscal quarter ended June 30, 2006, the fifth sequential quarter of increasing cash balances. The fourth fiscal quarter of 2006 is expected to be the Company’s second sequential quarter of profitability, with net income in the range of $0.01 to $0.03 per diluted and basic share compared to a net loss of $0.01 per diluted and basic share for the same period last year.

For the fiscal year ended June 30, 2006, total revenues are expected to be approximately $52 million, the highest annual revenue in four years. This represents an increase of approximately 7% from total revenues of $48.5 million for the fiscal year ended June 30, 2005. The Company experienced strong growth in device networking revenues which are expected to be approximately $35.4 million, an increase of 18% from fiscal year 2005. Strong device networking growth was partially offset by softer than expected growth in IT management revenues.

“Our fiscal fourth quarter delivered profitability and set recent records for both device networking sales and total revenues,” stated Marc Nussbaum, President and CEO. “We are pleased to report continuing acceleration in our device networking category, with unit shipments up 53% year-over-year in 2006 compared to 44% unit growth in the prior fiscal year. Within the IT management category, our data center products have generated modest revenue growth in each of the last three quarters, setting the stage for accelerated growth in fiscal 2007.

FISCAL 2007 OUTLOOK

“Fiscal 2007 will be a year of increased R&D investment for Lantronix as we add new product categories to expand our addressable market,” said Nussbaum. “To invest in the development of new device networking infrastructure and management platforms, our fiscal 2007 operating plan increases R&D by approximately 25%, while maintaining operating expenses at current levels through reductions in G&A expense.

”This past fiscal year, the core business (excluding terminal servers) represented 83% of revenues, an increase of 13% from fiscal 2005. We expect growth in this business to accelerate to approximately 20% in fiscal 2007.

In fiscal 2007 we expect a decline in our remaining non-core business (including terminal servers) of approximately 20% as we continue to exit legacy non-growth products.”

The Company’s current outlook for fiscal year 2007 is for revenue in the range of $58 to $60 million, with gross margins comparable to fiscal 2006 levels, and continued quarterly profitability.

The Company will report results for the fourth quarter and fiscal year ended June 30, 2006 on September 7, 2006.

About Lantronix

Lantronix, Inc. (NasdaqSC:LTRX) provides technology solutions that deliver Net Intelligence(tm), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements concerning its expected revenues, cash flow and operating results for the fourth fiscal quarter of fiscal 2006 and for the fiscal year 2006, device networking, IT Management, and non-core revenues and trends for the same periods, and expected investments, expense, growth, revenue, gross margins and operating results for fiscal 2007. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: final accounting adjustments and results; quarterly fluctuations in operating results; changing market conditions; government and industry standards; market acceptance of Lantronix products by its customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; the outcome of significant litigation; unusual or unexpected expenses; cash usage; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see the company's recent SEC filings, including its Form 10-Q for the fiscal quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Jim Kerrigan
CFO
Lantronix
Tel: 949-453-3990

Brandi Piacente
Investor Relations
The Piacente Group
212-481-2050
brandi@tpg-ir.com